EXHIBIT 99.1

Press Release

Lakeland Industries Announces Management Changes

Allen Dillard to Retire

Helena An promoted to Chief Operating Officer

HUNTSVILLE, AL / ACCESSWIRE / April 10, 2023 / Lakeland Industries, Inc. (NASDAQ: LAKE) (the "Company" or "Lakeland"), a leading global manufacturer of protective clothing for industry, healthcare and first responders, today announced the retirement of Allen E. Dillard as Chief Operating Officer, effective immediately, however Mr. Dillard will serve as a consultant to Lakeland under a Transitional Services Agreement until completion of the Company’s 10-K filing.  Mr. Dillard has been an integral part of Lakeland's executive leadership team and has contributed significantly to the Company's growth and success. The Company thanks Mr. Dillard for his service and wishes him well in his retirement.

Lakeland also announced the appointment of Hui (Helena) An as the Company's new Chief Operating Officer, effective immediately. Ms. An, 49, previously served as the Company's Vice President of Procurement and Asia Manufacturing from 2018 to April 2023. She has been with Lakeland for 25 years in various procurement and manufacturing leadership positions and was integral in opening Lakeland’s first manufacturing facility in China and led the team that started our Vietnam plant. In her new role, Ms. An will report directly to President and Chief Executive Officer, Charles D. Roberson.

"We are excited to have Helena take on this critical role at Lakeland," said Mr. Roberson. "Her extensive experience in procurement and manufacturing, combined with her deep understanding of our operations and strategic vision, make her the ideal candidate to lead our company's operations. We thank Allen for his contributions to Lakeland and wish him all the best in his retirement."

Ms. An earned her Bachelor of Economics degree from Qingdao University of Science & Technology and is currently pursuing a Master of Business Administration degree from the University of Otago in New Zealand. She resides in Madison, AL, and works out of Lakeland's Corporate Headquarters in Huntsville.

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About Lakeland Industries, Inc.

We manufacture and sell a comprehensive line of industrial protective clothing and accessories for the industrial and public protective clothing market. Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a network of over 1,600 global safety and industrial supply distributors. Our authorized distributors supply end users, such as integrated oil, chemical/petrochemical, automobile, transportation, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as scientific, medical laboratories and the utilities industry. In addition, we supply federal, state and local governmental agencies and departments, such as fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security and the Centers for Disease Control. Internationally, we sell to a mixture of end users directly, and to industrial distributors depending on the particular country and market. In addition to the United States, sales are made into more than 50 foreign countries, the majority of which were into China, the European Economic Community ("EEC"), Canada, Chile, Argentina, Russia, Kazakhstan, Colombia, Mexico, Ecuador, India, Uruguay and Southeast Asia.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:

Lakeland Industries, Inc.

256-600-1390

Roger Shannon

rdshannon@lakeland.com

Alpha IR Group

312-445-2870

Robert Winters or Stephen Poe

LAKE@alpha-ir.com

Source: Lakeland Industries, Inc.

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